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                                                                     EXHIBIT 2.2

                     CONTRIBUTION AND ASSUMPTION AGREEMENT

  This Contribution and Assumption Agreement (this "Agreement"), dated as of January 30, 1995, is made by and between The Times Mirror Company, a Delaware corporation (the "Company"), and New TMC Inc., a Delaware corporation and wholly owned subsidiary of the Company ("New Times Mirror").

                                   RECITALS

  WHEREAS, the Company, New Times Mirror and Cox Communications, Inc., a Delaware corporation ("Acquiror"), are parties to that certain Agreement and Plan of Merger dated as of June 5, 1994, as amended by Amendment No. 1 thereto dated as of December 16, 1994 and Amendment No. 2 thereto dated as of January 30, 1995 (the "Merger Agreement"), pursuant to which, among other things, the Company has agreed to contribute to New Times Mirror all of the assets of the Company except the capital stock of Times Mirror Cable Television, Inc., a Delaware corporation and wholly owned subsidiary of the Company ("TMCT" and together with its subsidiaries (other than KDFW, KTBC and WVTM (as defined in Section 6.10(a)(i) of the Merger Agreement)) "Cable"), and certain other assets pursuant to the terms of this Agreement as a step in a series of transactions as a result of which (i) Acquiror will acquire Cable by merging the Company with and into Acquiror and (ii) New Times Mirror will conduct the business previously conducted by the Company (other than the operations of Cable).

  NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

                                   ARTICLE I

                          CONTRIBUTION AND ASSUMPTION

  1.01  Contribution of Assets.

  (a) Subject to Section 1.01(b), the Company hereby contributes, grants, conveys, assigns, transfers and delivers to New Times Mirror (the "Contribution") all the Company's right, title and interest in and to any and all assets of the Company, whether tangible or intangible and whether fixed, contingent or otherwise, including, without limitation, (i) the stock of all subsidiaries of the Company, (ii) the real property more particularly described on Schedule 1.01(a) hereto, (iii) the Company's right to receive dividends, if any, from TMCT pursuant to Section 6.03(c) of the Merger Agreement and (iv) any and all furniture, fixtures, equipment, tools, vehicles, supplies, buildings, improvements, accounts receivable, notes, prepaid expenses, securities, trademarks, trade names, leases and contract rights, wherever located (collectively, the "Contributed Assets").

  (b) Notwithstanding Section 1.01(a), the Company hereby retains and does not contribute to New Times Mirror (i) the issued and outstanding capital stock of TMCT, (ii) any rights of the Company created by the Merger Agreement (except as provided in Section 1.01(a)(iii)) or this Agreement, and (iii) cash in the
amount of $                        (collectively, the "Retained Assets").

  1.02  Assumption of Liabilities.

  (a) Subject to Sections 1.02(b) and 1.07 hereof, New Times Mirror, in partial consideration for the Contribution, hereby unconditionally assumes and undertakes to pay, satisfy and discharge (i) any and all liabilities of the Company, whether fixed, contingent or otherwise, as of the Closing Date and (ii) except with respect to Taxes that are specifically governed by Section 6.10 of the Merger Agreement, any and all liabilities of KDFW, KTBC and WVTM as of the Closing Date, whether fixed, contingent or otherwise (the "Assumed Liabilities").

  (b) Notwithstanding Section 1.02(a), the Company hereby retains, and New Times Mirror does not assume and will have no liability with respect to, (i) the New Company Debt, (ii) any liabilities associated with the business operations of Cable, except as described in Section 6.10(a), Section 6.10(d)(i), Section 6.12 and Section 6.13 of the Merger Agreement, (iii) any obligations of the Company created by this

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Agreement, (iv) the liabilities set forth on Schedule 2.02(c) to the Merger
Agreement, or (v) the Old Notes which are not exchanged pursuant to the Exchange Offer or defeased (collectively, the "Retained Liabilities").

  1.03 Issuance of New Times Mirror Stock and Notes. In partial consideration for the Contribution, New Times Mirror hereby issues and delivers to the Company, and the Company hereby acknowledges receipt of, the following:

    (i) 97,846,614 newly issued shares of New Times Mirror's Series A Common Stock, $1.00 par value;

    (ii) 30,806,278 newly issued shares of New Times Mirror's Series C Common Stock, $1.00 par value; and

    (iii) notes of New Times Mirror (the "New Times Mirror Notes") in an aggregate principal amount equal to the principal amount of the Old Notes tendered to and accepted by the Company in exchange for New Times Mirror Notes pursuant to the Exchange Offer. The New Times Mirror Notes are being issued pursuant to an indenture of even date herewith between New Times Mirror and First Interstate Bank of California, as trustee, which contains terms at least as favorable as the terms contained in the Indenture dated as of November 1, 1982 between the Company and First Interstate Bank of California, as trustee (the "Indenture") with respect to the Old Notes.

  As further consideration for the Contribution, New Times Mirror hereby agrees to issue that number of shares of New Times Mirror's Series A Preferred Stock, $1.00 par value and additional shares of New Times Mirror's Series A Common Stock as determined in accordance with that certain Amended and Restated Stock Exchange and Registration Rights Agreement (the "Exchange Agreement") dated as of December 16, 1994 heretofore entered into in contemplation of this Agreement by and among the Company, New Times Mirror, and those certain stockholders of the Company listed as parties thereto (the "Stockholder Parties"). The Company hereby directs New Times Mirror, and New Times Mirror hereby agrees, to issue such shares directly to the Stockholder Parties.

  1.04 Employee Benefits. All plans and arrangements for the benefit of the Company's employees in place as of the date hereof are subject to the terms of
Section 6.12 of the Merger Agreement, and all obligations of New Times Mirror under Section 6.12 of the Merger Agreement shall be treated as Assumed Liabilities and not as Retained Liabilities under this Agreement.

  1.05 Employee Stock Options. All plans and arrangements with respect to the Company's employee stock options in place as of the date hereof and all options outstanding thereunder as of the date hereof are subject to the terms of
Section 6.13 of the Merger Agreement, and all obligations of New Times Mirror under Section 6.13 of the Merger Agreement shall be treated as Assumed Liabilities and not as Retained Liabilities under this Agreement.

  1.06 Further Assurances. Each of the parties hereto promptly shall execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and to consummate the transactions contemplated hereby.

  1.07 Tax Matters. Notwithstanding anything to the contrary in this Agreement, liabilities of the parties for Taxes that are associated with the business operations of Cable and certain Taxes of KDFW, KTBC and WVTM are subject to the terms of Section 6.10 of the Merger Agreement, and all obligations of New Times Mirror under Section 6.10 of the Merger Agreement shall be treated as Assumed Liabilities and not as Retained Liabilities under this Agreement. The transactions contemplated by the Merger Agreement are intended to qualify as a tax-free reorganization within the meaning of Sections 368(a)(1)(D), 355 and 368(a)(1)(A) of the Internal Revenue Code.

  1.08 Cooperation. The parties shall cooperate with each other in all reasonable respects to ensure the smooth transfer of the Contributed Assets, the Assumed Liabilities and the business related thereto, including, without limitation, entering into any service or other sharing agreements that may be necessary.

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                                   ARTICLE II

                                INDEMNIFICATION

  2.01 Indemnification by the Company. The Company shall indemnify, defend and hold harmless New Times Mirror and each of its subsidiaries and their respective successors-in-interest and each of their respective past and present officers and directors against any losses, claims, damages or liabilities, joint or several, arising out of or in connection with the Retained Liabilities, the Retained Assets or the operations of Cable, except as described in Section 6.10(a), Section 6.10(d)(i), Section 6.12 and Section 6.13 of the Merger Agreement and the Company shall reimburse New Times Mirror, each such subsidiary, each such successor-in-interest and each such officer and director for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action.

  2.02 Indemnification by New Times Mirror. New Times Mirror shall indemnify, defend and hold harmless the Company and each of its subsidiaries and their respective successors-in-interest, including Acquiror, and each of their respective past and present officers and directors against any losses, claims, damages or liabilities, joint or several, arising out of or in connection with the Assumed Liabilities, the Contributed Assets or the operations of any of the businesses contributed to New Times Mirror, and New Times Mirror shall reimburse the Company, each such subsidiary, each such successor-in-interest and each such officer and director for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action.

  2.03 Notification of Claims. For the purpose of this Article II, the term "Indemnifying Party" shall mean the party having an obligation hereunder to indemnify the other party pursuant to this Article II, and the term "Indemnified Party" shall mean the party having the right to be indemnified pursuant to this
Article II. Whenever any claim shall arise for indemnification under this
Article II, the Indemnified Party shall promptly notify the Indemnifying Party in writing of such claim and, when known, the facts constituting the basis for such claim (in reasonable detail). Failure by the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder except to the extent that such failure materially prejudices the Indemnifying Party.

  2.04  Indemnification Procedures.

  (a) After the notice required by Section 2.03, if the Indemnifying Party undertakes to defend any such claim, then the Indemnifying Party shall be entitled, if it so elects, to take control of the defense and investigation with respect to such claim and to employ and engage attorneys of its own choice to handle and defend the same, at the Indemnifying Party's cost, risk and expense, upon written notice to the Indemnified Party of such election, which notice acknowledges the Indemnifying Party's obligation to provide indemnification hereunder. The Indemnifying Party shall not settle any third-party claim that is the subject of indemnification without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld; provided, however, that the Indemnifying Party may settle a claim without the Indemnified Party's consent if such settlement (i) makes no admission or acknowledgment of liability or culpability with respect to the Indemnified Party, (ii) includes a complete release of the Indemnified Party and (iii) does not require the Indemnified Party to make any payment or forego or take any action. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnified Party's name of appropriate cross claims and counterclaims). The Indemnified Party may, at its own cost, participate in any investigation, trial and defense of such lawsuit or action controlled by the Indemnifying Party and any appeal arising therefrom.

  (b) If, after receipt of a claim notice pursuant to Section 2.03, the Indemnifying Party does not undertake to defend any such claim the Indemnified Party may, but shall have no obligation to, contest any lawsuit or action with respect to such claim and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party (including, without limitation, the settlement thereof without the consent of the Indemnifying Party). If there are one or more legal defenses available to the Indemnified Party that conflict with those available to the Indemnifying Party, the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to assume the defense of the lawsuit or action; provided, however,

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that the Indemnified Party may not settle such lawsuit or action without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

  (c) At any time after the commencement of defense of any lawsuit or action, the Indemnifying Party may request the Indemnified Party to agree in writing to the abandonment of such contest or to the payment or compromise by the Indemnifying Party of such claim, whereupon such action shall be taken unless the Indemnified Party determines that the contest should be continued and so notifies the Indemnifying Party in writing within 15 days of such request from the Indemnifying Party. If the Indemnified Party determines that the contest should be continued, the Indemnifying Party shall be liable hereunder only to the extent of the lesser of (i) the amount which the other party(ies) to the contested claim had agreed to accept in payment or compromise as of the time the Indemnifying Party made its request therefor to the Indemnified Party or (ii) such amount for which the Indemnifying Party may be liable with respect to such claim by reason of the provisions hereof.

                                  ARTICLE III

                                 MISCELLANEOUS

  3.01 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

  3.02 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

  3.03 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

  3.04 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

     if to the Company (prior to the Merger) or New Times Mirror:

          The Times Mirror Company
          Times Mirror Square
          Los Angeles, California 90053
          Telecopy: (213) 237-3800
          Attention: Thomas Unterman, Esq.

        with a copy to:

          Gibson, Dunn & Crutcher
          333 South Grand Avenue
          Los Angeles, California 90071-3197
          Telecopy: (213) 229-7520
          Attention: Peter F. Ziegler, Esq.

     if to the Company (after the Merger):

          Cox Communications, Inc.
          1400 Lake Hearn Drive
          Atlanta, Georgia 30319-1464
          Telecopy: (404) 843-5777
          Attention: James O. Robbins

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     with a copy to:

          Dow, Lohnes & Albertson
          1255 23rd Street, N.W., Suite 500
          Washington, D.C. 20037
          Telecopy: (202) 857-2900
          Attention: Leonard J. Baxt, Esq.

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by telecopy shall be deemed effective on the first business day at the place of which such notice or communication is received following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the fifth business day at the place from which such notice or communication was mailed following the day in which such notice or communication was mailed.

  3.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as provided in Section 3.08 and except for Article II and Section 3.07 (which are intended to be for the benefit of the persons provided for therein, and may be enforced by such persons).

  3.06 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  3.07 Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of any party hereto or any officer, director, employee, agent, representative or investor of any party hereto.

  3.08 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, including Acquiror as the surviving entity in the merger of the Company and Acquiror. This Agreement may not be assigned by any party hereto.

  3.09 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

  3.10 Legal Fees; Costs. If any party hereto institutes any action or proceeding, whether before a court or arbitrator, to enforce any provision of this Agreement, the prevailing party therein shall be entitled to receive from the losing party reasonable attorneys' fees and costs incurred in such action or proceeding, whether or not such action or proceeding is prosecuted to judgment.

  3.11 Defined Terms. Defined terms used herein which are not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

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  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

                              THE TIMES MIRROR COMPANY


                              By:   /s/  Thomas Unterman
                                  --------------------------------------------
                                  Name:  Thomas Unterman
                                  Title:  Vice President and General Counsel


                              NEW TMC INC.


                              By:  /s/  Thomas Unterman
                                 ---------------------------------------------
                                 Name:  Thomas Unterman
                                 Title:  Vice President and General Counsel

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